041 Putnam Global Income Trust 4/30/07 Semiannual

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 	Class A	1,659
      	Class B	215
      	Class C	45

72DD2 	Class M	378
      	Class R 3
      	Class Y 55

73A1	Class A	0.234
      	Class B	0.189
      	Class C	0.189

73A2	Class M	0.219
	Class R	0.219
      	Class Y	0.249

74U1 	Class A	7,027
      	Class B	1,021
      	Class C	247

74U2 	Class M	1,661
      	Class R 18
      	Class Y 224

74V1	Class A	12.31
      	Class B	12.27
      	Class C	12.28

74V2	Class M	12.23
      	Class R	12.30
      	Class Y	12.32

Item 61 Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.